Exhibit 4.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NOODLES & COMPANY
The undersigned, Paul Strasen, Executive Vice President, General Counsel and Secretary of Noodles & Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on February 7, 2017:
WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), authorizes 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;
WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, consisting of the number of shares set forth herein, with the voting powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions relating to such series as follows:
Article I. NUMBER; DESIGNATION; RANK.
Section 1.1    This series of convertible preferred stock is designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock“). The number of shares constituting the Series A Preferred Stock is 50,000 shares, par value $0.01 per share. Such number of shares may be increased or decreased by resolution of the Board, provided, however, that no such decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding.
Section 1.2    Except as otherwise provided herein with respect to a Rights Offering Dividend, the Series A Preferred Stock ranks, with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-

up of the Company or otherwise senior in preference and priority to the Common Stock and each other class or series of Capital Stock of the Company, except for any class or series of Capital Stock hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior to or on parity with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution, or winding-up of the Company, or otherwise (collectively with the Common Stock, the “Junior Securities”).
ARTICLE II.     DIVIDENDS.
Section 2.1    Dividend Accruals. From and after the earlier of the six-month anniversary of the Issue Date and the date the Mandatory Conversion Condition is satisfied (the “Dividend Commencement Date”), dividends (“Preferred Dividends”) shall accrue on a daily basis at the Dividend Rate per annum on the Accrued Liquidation Preference (calculated as of the beginning of the relevant Dividend Period) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Shares), whether or not declared; provided, however, that such Preferred Dividends shall be payable only (i) in cash, (ii) when, as, and if declared by the Board, (iii) out of funds legally available therefor and (iv) if, after such payment, the Company would be in compliance with the covenants under its indebtedness for borrowed money existing on the date of such payment; provided, further, that from and after the date on which the Mandatory Conversion Condition is satisfied (or waived by the Majority Holders) and the Thirty-Day VWAP is equal to or less than the Conversion Price, Preferred Dividends will cease to accrue. Dividends paid on the Preferred Shares in an amount less than the total amount of the Preferred Dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such Preferred Shares at the time outstanding. The Board may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend declared thereon, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such payment.
Section 2.2    Dividend Blocker. Except with respect to a Rights Offering Dividend or dividends on shares of any class of Common Stock payable in shares of any class of Common Stock, the Company shall not declare, pay or set aside any dividends on Junior Securities if at such time there are any accrued and unpaid Preferred Dividends with respect to completed Dividend Periods.
Section 2.3    Participating Dividends. Except with respect to a Specified Rights Offering Dividend, if the Company declares, makes or pays any dividend or distribution in respect of all or substantially all holders of Common Stock, other than a dividend or distribution to which Section 5.5(a)(i) or (ii) applies (a “Common Dividend”), each Holder shall first receive a dividend (in addition to the dividends provided for by Section 2.1) in respect of each Preferred Share held thereby, in an amount equal to the product of (x) the amount of such Common Dividend paid per share of Common Stock, multiplied by (y) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) issuable if such Preferred Share had been converted into shares of Common Stock immediately prior to the record date for such Common Dividend (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised) (such amount per share of Preferred Stock, the “Participating Dividend”). Participating Dividends shall be payable to Holders on the record date for such Common Dividend at the same time and in the same manner as the Common Dividend triggering such Participating Dividend is paid.
ARTICLE III.     LIQUIDATION PREFERENCE.
Section 3.1    Upon any liquidation, dissolution or winding-up of the Company, the holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to the Company’s stockholders, before any distribution or payment may be made to a holder of any Junior Securities, an amount per share equal to the greater of (i) the Accrued Liquidation Preference plus the amount of any current dividends accrued and unpaid in the then-current Dividend Period and (ii) an amount equal to the amount the Holders of Preferred Shares would have received upon such liquidation, dissolution or winding-up of the Company had all such Holders converted such Preferred Shares into Class A Common Stock (or Reference Property, to the extent applicable) immediately prior thereto (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised) (the “Participating Liquidation Preference,” and such greater amount, the “Liquidation Preference“), and no more.
Section 3.2    Subject to the following sentences, the Liquidation Preference shall be paid in cash. If upon any liquidation, dissolution or winding up of the Company, the cash legally available for distribution to the Company’s stockholders is insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full cash liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share the cash legally available for distribution to the Company’s stockholders ratably in proportion to the full respective amounts of cash to which they are entitled. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the Holders the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the Holders and the holders of such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.
Section 3.3    After payment to the Holders of the full Liquidation Preference to which they are entitled, the Holders as such will have no right or claim to any of the assets of the Company.
Section 3.4    No holder of Junior Securities shall receive any assets upon any liquidation, dissolution or winding-up of the Company unless the entire Liquidation Preference in respect of the Preferred Shares has been paid.
Section 3.5    The amount deemed paid or distributed to the holders of Capital Stock of the Company upon any such liquidation, dissolution or winding up of the Company shall be (i) in the case of cash, the amount of cash paid and (ii) in the case of any other assets, the value of such other assets as determined in good faith by the Board.

ARTICLE IV.     VOTING RIGHTS.
Section 4.1    Voting Rights.
(a)    The Holders shall be entitled to vote on all matters on which the holders of shares of Class A Common Stock are entitled to vote and, except as otherwise provided herein, in the Certificate of Incorporation (including, for the avoidance of doubt, in any certificate of designations), or by law, the Holders shall vote together with the holders of shares of Common Stock and any other shares of Capital Stock of the Company entitled to vote thereon as a single class. As of any record date or other determination date, each Holder shall be entitled to a number of votes equal to the number of votes such Holder would have had if all Preferred Shares held by such Holder on such date had been converted into shares of Common Stock immediately prior thereto (assuming any applicable Voting Trigger Redemption Option has been exercised in full).
(b)    In the event that any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of any increase in the number of shares of Class A Common Stock issuable upon conversion of the Preferred Shares, the voting rights of such Holder pursuant to this Section 4.1 shall not be increased as a result of such events unless and until such Holder and the Company shall have made their respective filings under the HSR Act and the applicable waiting period shall have expired or been terminated in connection with such filings. The Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation.
Section 4.2    Approval Rights. In addition to the voting rights provided for by Section 4.1 and any voting rights to which the Holders may be entitled to under law, for so long as any Preferred Shares are outstanding, the Company may not, directly or indirectly, take any of the following actions (including by means of merger, consolidation or otherwise) without the prior written consent of the Majority Holders:
(a)    materially and adversely alter or change the rights, preferences or privileges of the Preferred Shares;
(b)    create (by reclassification or otherwise) any Senior Securities or Parity Securities; or
(c)    issue, or authorize for issuance, any new Preferred Shares that were not issued on the Issue Date;
provided, that in each case, the foregoing consent shall not be required with respect to the declaration and payment of Preferred Dividends in Preferred Shares or in connection with any Qualified Equity Offerings.

ARTICLE V.     CONVERSION; VOTING TRIGGER REDEMPTION.
Section 5.1    Conversion Privilege.
(a)    General. Subject to the provisions of this Article V and Section 6.3 hereof, each Holder shall be entitled to convert, at any time and from time to time, at the option and election of such Holder, any or all outstanding Preferred Shares held by such Holder into such number of shares of Class A Common Stock (or Reference Property) as set out in Section 5.3.
(b)    Deliveries Required for Holder Conversion. Such conversion right shall be exercised by the surrender of the certificate or certificates for such Preferred Shares to be converted (the “Converted Shares”) to the Company (or a transfer agent on behalf of the Company, as applicable) (or, if the Holder whose shares are to be converted (the “Converting Holder”) alleges that such certificate has or certificates have been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company or such transfer agent to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) at the office of the Company’s transfer agent for the Series A Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with (x) written notice (a “Holder Conversion Notice”) that such Holder elects to convert all or part of the Preferred Shares represented by such certificates as specified therein, which notice shall specify the name or names (with address) in which a certificate or certificates for shares of Class A Common Stock (or Reference Property) to be issued in a conversion (the “Conversion Shares”) are to be issued and a statement setting forth the amount of each class or series of Capital Stock of the Company Beneficially Owned by such Converting Holder, (y) a written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the transfer agent or the Company, as applicable (if reasonably required by the transfer agent or the Company, as applicable), and (z) funds for any stock transfer, documentary, stamp or similar taxes, if payable by the Holder pursuant to Section 5.4(b).
Section 5.2    Conversion at the Option of the Company. On or after the date on which the Mandatory Conversion Condition is satisfied (or waived by the Majority Holders) and if the Thirty-Day VWAP is greater than the Conversion Price, the Company shall have the right, at its option, to cause all outstanding Preferred Shares to be automatically converted (without any further action by the Holder and whether or not the certificates representing the Preferred Shares are surrendered), in whole but not in part, into such number of Conversion Shares as set out in Section 5.3. The Company may exercise its option under this Section 5.2 by providing the Holders with a notice (the “Company Conversion Notice”), which Company Conversion Notice shall specify that the Company is exercising the option contemplated by this Section 5.2 and the Conversion Date on which the Company expects such conversion to occur (which Conversion Date shall be not less than four (4) Business Days following the date such Company Conversion Notice is provided to the Holders); provided that, once delivered, such notice shall be irrevocable, unless the Company obtains the written consent of the Majority Holders. For the avoidance of doubt, (x) the Holders shall continue to have the right to convert their Preferred Shares pursuant to Section 5.1 until and through the Conversion Date contemplated in this Section 5.2 and (y) if any Preferred Shares are converted pursuant to Section 5.1, such Preferred Shares shall no longer be converted pursuant to this Section

5.2 and the Company Conversion Notice delivered to the Holders pursuant to this Section 5.2 shall automatically terminate with respect to such Preferred Shares. Notwithstanding the foregoing, any notice delivered by the Company under this Section 5.2 in accordance with Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Preferred Shares as set forth in this Section 5.2.
Section 5.3    Amounts Received Upon Conversion.
(a)    Conversion Amount. Subject to subsection (b) hereof, upon a conversion of the Preferred Shares in accordance with this Article V, the Converting Holder shall receive in respect of each Converted Share a number of Conversion Shares equal to the amount (the “Conversion Amount”) determined by dividing (i) the Purchase Price by (ii) the Conversion Price in effect at the time of conversion.
(b)    Voting Trigger Redemption. Notwithstanding anything to the contrary in this Article V, if the Board determines that a Converting Holder would, upon conversion, be the Beneficial Owner of 45% or more of the Total Current Voting Power (the “Voting Trigger”) (assuming for this purpose that all of such Converting Holder’s Convertible Securities (including Preferred Shares) and Option Securities (including Warrants) have converted into, or been exercised for, Class A Common Stock (or Reference Property, to the extent applicable)), then the Company may elect to redeem from such Converting Holder (a “Voting Trigger Redemption”), out of funds legally available therefor, up to such number of Preferred Shares that would otherwise convert into Conversion Shares as would be necessary so that, following such conversion, the Voting Trigger would not occur (the “Voting Trigger Redemption Option”). The redemption price for such shares (the “Voting Trigger Redemption Price”) shall be equal to (i) the number of Conversion Shares into which such shares redeemed would otherwise have converted into but for this Section 5.3(b) times (ii) the Conversion Price determined on the date the Voting Trigger Redemption Option Notice is sent. Within five (5) Business Days of receipt of a Holder Conversion Notice, or at any time on or after delivery of a Company Conversion Notice, the Company shall send to the Converting Holder a notice (a “Voting Trigger Redemption Option Notice”) stating whether the Voting Trigger Redemption Option is applicable and, if the Voting Trigger Redemption Option is applicable, whether the Company will exercise the Voting Trigger Redemption Option. If the Company exercises the Voting Trigger Redemption Option, the Voting Trigger Redemption Option Notice shall include: (A) the number of Preferred Shares to be redeemed pursuant to the Voting Trigger Redemption, (B) the date for such Voting Trigger Redemption (the “Voting Trigger Redemption Date”), which date shall not be less than three calendar days after delivery of the Voting Trigger Redemption Notice nor more than ninety (90) calendar days after delivery of the Voting Trigger Redemption Notice, and (C) a statement that payment in connection with the Voting Trigger Redemption will be made to the Converting Holder within five (5) Business Days of the Voting Trigger Redemption Date to the account specified by such Converting Holder to the Company in writing. The Voting Trigger Redemption Notice may be included by the Company in any Company Conversion Notice. Any Voting Trigger Redemption Notice delivered by the Company under this Section 5.3(b) in accordance with

Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Converting Holder actually receives such notice, and neither the failure of a Converting Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the Voting Trigger Redemption.
(c)    Fractional Shares. No fractional shares of Class A Common Stock (or fractional shares in respect of Reference Property, to the extent applicable) will be issued upon conversion of the Preferred Shares. In lieu of fractional shares, the Company shall pay cash in respect of each fractional share equal to such fractional amount multiplied by the Thirty Day VWAP as of the closing of business on the Business Day immediately preceding the Conversion Date. If more than one Preferred Share is being converted at one time by the same Holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of Preferred Shares converted by such Holder at such time.
(d)    HSR Compliance. Notwithstanding the foregoing, in the event any Holder would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the conversion of any Preferred Shares into the property described above in this Section 5.3, at the option of such Holder upon written notice to the Company, the effectiveness of such conversion shall be delayed (only to the extent necessary to avoid a violation of the HSR Act), until such Holder shall have made such filing under the HSR Act and the applicable waiting period shall have expired or been terminated; provided, however, that in such circumstances such Holder shall use commercially reasonable efforts to make such filing and obtain the expiration or termination of such waiting period as promptly as reasonably practical and the Company shall make all required filings and reasonably cooperate with and assist such Holder in connection with the making of such filing and obtaining the expiration or termination of such waiting period and shall be reimbursed by such Holder for any reasonable and documented out-of-pocket costs incurred by the Company in connection with such filings and cooperation. Notwithstanding the foregoing, if the conversion of any Preferred Share is delayed pursuant to the preceding sentence at a time when the Company desires to exercise its right to convert Preferred Shares pursuant to Section 5.2 in connection with the automatic conversion of the Preferred Shares, from and after the date of the conversion contemplated by Section 5.2, such Preferred Shares not then converted shall have no rights, powers, preferences or privileges other than the rights provided by this paragraph and the right to convert into the property described in this Section 5.3 if and when such Holder shall have made such filing under the HSR Act and the waiting period in connection with such filing under the HSR Act shall have expired or been terminated and the right to receive cash dividends and distributions made pursuant to Section 2.3.
Section 5.4    Mechanics of Conversion.
(a)    On and after the Conversion Date, the Preferred Shares so converted (which, for the avoidance of doubt, do not include Preferred Shares subject to a Voting Trigger Redemption) shall cease to be outstanding, dividends and distributions on such shares shall cease to accrue or be due, and all rights in respect of such Preferred Shares shall terminate, other than the right to receive, upon compliance with this Article V, the amounts due upon conversion.

(b)    The Converting Holder shall pay any documentary, stamp, or similar issue or transfer tax due on the issue of Conversion Shares in the name of any Person other than the Converting Holder or due upon the issuance of a new certificate for any Preferred Shares not converted in the name of any Person other than the Converting Holder.
(c)    For the purpose of effecting the conversion of Preferred Shares, the Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or authorized but unissued shares of Class A Common Stock (or Reference Property, to the extent applicable) the full number of shares of Class A Common Stock (or Reference Property, to the extent applicable) deliverable upon the conversion of all outstanding Preferred Shares after taking into account any adjustments to the Conversion Price from time to time pursuant to the terms of this Section 5 and assuming for the purposes of this calculation that all outstanding Preferred Shares are held by one holder and that any applicable Voting Trigger Redemption Option has been exercised in full.
(d)    All shares of Class A Common Stock (or Reference Property, to the extent applicable) issued upon conversion of the Preferred Shares will, upon issuance by the Company, be duly and validly issued, fully paid, and nonassessable.
Section 5.5    Adjustments to Conversion Price.
(a)    The Conversion Price shall be subject to the following adjustments:
(i)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of any class of outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of any class of the outstanding Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(ii)    Common Stock Dividends or Distributions. If the Company at any time from and after the Issue Date issues shares of Common Stock as a dividend or distribution on all or substantially all shares of one or more classes of Common Stock, the Conversion Price will be adjusted based on the following formula:

where,
CP0 =    the Conversion Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
CP1 =    the Conversion Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
OS0 =    the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution; and
OS1 =    the number of shares of Common Stock outstanding immediately after such dividend or distribution.
Any adjustment made under this Section 5.5(a)(ii) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.5(a)(ii) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has not been exercised). Notwithstanding anything in this Section 5.5 to the contrary, if a Conversion Price adjustment becomes effective pursuant to this clause (ii) of Section 5.5(a) on any Ex-Date, and a Converting Holder that converts its Preferred Shares on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Conversion Price adjustment provisions, the Conversion Price adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an un-adjusted basis and participate in the related dividend, distribution, or other event giving rise to such adjustment.
(b)    Notwithstanding anything in this Section 5.5 to the contrary, no adjustment under Section 5.5(a) need be made to the Conversion Price unless such adjustment would require a decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease of at least 1% of such Conversion Price; provided that, on the date of any conversion of the Preferred Shares pursuant to Section 5, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
(c)    No Adjustments Below Par Value. Notwithstanding any other provision of this Certificate of Designations, the Conversion Price shall not be reduced below the par value per share of Class A Common Stock.
(d)    Reference Property. Subject to the provisions of Section 6.1, in the case of any recapitalization, reclassification, or change of the Class A Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 5.5(a)(i)), or consolidation or merger involving the Company, in each case as a result of which the Class A Common Stock (but not the Series A Preferred Stock) would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Reference Transaction”), then, at the effective time of the Reference Transaction, the right to convert each Preferred Share will be changed into a right to convert such Preferred Share into the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Class A Common Stock issuable upon conversion of such Preferred Shares (assuming, for this purpose, that any applicable Voting Trigger Redemption Option has been exercised) immediately prior to such Reference Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Certificate of Designations shall thereafter be applicable, as nearly as reasonably may be, in relation to such Reference Property. In the event that holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in the Reference Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the Preferred Shares, treated as a single class, shall be convertible from and after the effective time of the Reference Transaction. Any such election shall be made by the Majority Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Class A Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Reference Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Class A Common Stock. The provisions of this Section 5.5(e) and any equivalent thereof in any such securities similarly shall apply to successive Reference Transactions.
(e)    Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of outstanding shares of Class A Common Stock, Class B Common Stock and, to the extent applicable, Reference Property will be calculated on the basis of the number of issued and outstanding shares not including shares held in the treasury of the Company.

(f)    No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Article V in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holders) shall be made.
(g)    Notice of Record Date. In the event of:
(i)    any event described in Section 5.5(a)(i) or (ii);
(ii)    any Reference Transaction to which Section 5.5(d) applies;
(iii)    the dissolution, liquidation, or winding-up of the Company; or
(iv)    any other event constituting a Change of Control,
the Company shall mail to the Holders at their last addresses as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (i) below or twenty (20) days prior to the date specified in (ii) below, as applicable, a notice stating:
(i)    the record date for the dividend, other distribution, stock split, or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, other distribution, stock split, or combination; or
(ii)    the date on which such reclassification, change, dissolution, liquidation, winding-up, or other event constituting a Reference Transaction or Change of Control is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their shares of Class A Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up, Reference Transaction, or Change of Control.
(h)    Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.5, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Conversion Price then in effect, and (D) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the conversion of a Preferred Share.
ARTICLE VI.     REDEMPTION.

Section 6.1    Redemption Initiated by the Holders or by the Company.
(a)    On or after the 15-month anniversary of the Issue Date, and subject to the satisfaction of the Redemption Conditions, the Majority Holders may deliver a demand (the “Redemption Demand”) to the Company requiring the Company to redeem, out of funds legally available therefor, all of the outstanding Preferred Shares pursuant to this Article VI. Delivery of the Redemption Demand shall be binding on all Holders. The Company shall notify all Holders, other than Holders delivering the Redemption Demand, that a Redemption Demand has been received.
(b)    On or after the 15-month anniversary of the Issue Date, and subject to the satisfaction of the Redemption Conditions, the Company may, at its option, redeem all (but not less than all) of the outstanding Preferred Shares, out of funds legally available therefor, pursuant to this Article VI.
(c)    Unless otherwise waived by the Majority Holders, within 90 days after the effective date of a Change of Control, and subject to satisfaction or waiver by the Company of the Redemption Conditions, the Company shall redeem, out of funds legally available therefor, all outstanding Preferred Shares pursuant to this Article VI. A Redemption pursuant to this Section 6.1(c) may be initiated in advance of a Change of Control if such Redemption is conditional upon such Change of Control and a definitive agreement is in place for the Change of Control.
Section 6.2    Redemption Notice. If the Company is obligated to redeem, or elects to redeem, the Preferred Shares pursuant to this Article VI, the Company shall deliver a notice of redemption (the “Redemption Notice”) to the Holders specifying the date for redemption (the “Redemption Date“), which date shall not be less than three (3) days after delivery of the Redemption Notice nor more than ninety (90) calendar days after delivery of the Redemption Notice. The Redemption Notice shall specify (A) the provision of Section 6.1 pursuant to which the redemption will occur; (B) the Redemption Date; (C) the Redemption Price; (D) that on the Redemption Date, if the Holder has not previously elected to convert Preferred Shares into Class A Common Stock, each Preferred Share shall automatically and without further action by the Holder thereof (and whether or not the certificates representing such Preferred Shares are surrendered) be redeemed for the Redemption Price; (E) that payment of the Redemption Price will be made to the Holder within five (5) business days of the Redemption Date to the account specified by such Holder to the Company in writing; (F) that the Holder’s right to elect to convert its Preferred Shares will end at 5:00 p.m. (New York City time) on the third Business Day immediately preceding the Redemption Date; and (G) the number of shares of Class A Common Stock (or, if applicable, the amount of Reference Property) and the amount of cash, if any, that a Holder would receive upon conversion of a Preferred Share if a Holder elects to convert its Preferred Shares prior to the Redemption Date. Notwithstanding the foregoing, the Redemption Notice delivered by the Company under this Section 6.2 in accordance with Section 8.6 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such Holder of Preferred Shares actually receives such notice, and neither the failure of a Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the redemption of the Preferred Shares as set forth herein.

Section 6.3    Conversion Rights Retained. Subject to any other limitations set forth herein, each Holder shall retain the right to convert any Preferred Shares called for redemption until, and only until, 5:00 p.m. (New York City time) on the third Business Day immediately preceding any Redemption Date. Preferred Shares validly converted prior to 5:00 p.m. (New York City time) on the third Business Day immediately preceding any Redemption Date shall not be subject to redemption pursuant to this Article VI.
Section 6.4    Mechanics of Redemption.
(a)    The Company (or a redemption agent on behalf of the Company, as applicable) shall, to the extent lawful and to the extent the Redemption Conditions have been satisfied or waived, pay the applicable Redemption Price in cash on the Redemption Date or the required payment date therefor upon surrender of the certificates representing the Preferred Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the redemption agent or the Company, as applicable.
(b)    Following any redemption of Preferred Shares on any Redemption Date, the Preferred Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to accrued Preferred Dividends. The foregoing notwithstanding, in the event that a Preferred Share is not redeemed by the Company when required, such Preferred Share will remain outstanding and will continue to be entitled to all of the powers, designations, preferences, and other rights (including, but not limited to, the accrual and payment of dividends and the conversion rights) as provided herein.
ARTICLE VII.     ADDITIONAL DEFINITIONS
Section 7.1    For purposes of these resolutions, the following terms shall have the following meanings:
“Accrued Liquidation Preference” means, for a Preferred Share, (i) the Purchase Price plus (ii) the amount of any accrued but unpaid Preferred Dividends existing on the most recent past Dividend Payment Date. For the avoidance of doubt, from and after August 15, 2017, the Accrued Liquidation Preference shall compound on a semi-annual basis.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Catterton Investor or the PSP Investor.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (including, for the avoidance of doubt, by conversion of the Preferred Shares and exercise of the Warrants). The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, and its Affiliates.
“Certificate of Designations” means this certificate of designations for the Series A Preferred Stock, as such shall be amended from time to time.
“Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), (ii) any take-over bid involving the Company that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Excluded Parties, becoming the direct or indirect Beneficial Owners of a majority of the Total Voting Power of the Company not Beneficially Owned by the Excluded Parties, or (iii) (x) any merger or consolidation in which the Company is a constituent party or (y) a Subsidiary of the Company is a constituent party and the Company issues shares of its Capital Stock pursuant to such merger or consolidation, except, in the case of (x) and (y), any such merger or consolidation in which the shares of Capital Stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for Equity Securities that represent, immediately following such merger or consolidation, at least a majority of the Total Current Voting Power of the surviving or resulting Person, or if the surviving or resulting Person is a wholly owned Subsidiary of another Person immediately following such merger or consolidation, the parent of such surviving or resulting Person. For purposes of this definition, a Person shall not be deemed to have Beneficial Ownership of securities subject to a stock purchase agreement, merger agreement, or similar agreement until the consummation of the transactions contemplated by such agreement.
“Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class A Common Stock shall be reclassified or changed.
“Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of the Company or any other Capital Stock of the Company into which such Class B Common Stock shall be reclassified or changed.

“Common Stock” means the Class A Common Stock, the Class B Common Stock and any other Capital Stock of the Company into which such Class A Common Stock or Class B Common Stock shall be reclassified or changed.
“control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“Conversion Date”, with respect to any Converted Shares, shall mean the first date on which each of the following has occurred: (i) a conversion has been requested pursuant to Section 5.1 or Section 5.2 hereof, (ii) the Company or its transfer agent, as applicable, has received, or waived the requirements to provide, the certificates, notice and other documents and amounts required to be delivered or paid under Section 5.1(b) and Section 5.4(b), and (iii) the Company has sent a Redemption Option Notice.
“Conversion Price” means initially $4.35, as adjusted from time to time as provided in Section 5.
“Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities, but excluding Option Securities.
“Daily VWAP”, with respect to any Trading Day, means the volume-weighted average price per share of Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Class A Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Value of one share of such Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock)) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Dividend Payment Date” means February 15 and August 15 of each year beginning August 15, 2017; provided that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be the immediately succeeding Business Day.
“Dividend Period” means a period commencing on February 15 or August 15 (other than the initial Dividend Period, which shall commence on and include the Dividend Commencement Date) and ending on and including February 14 and August 14 preceding the next Dividend Payment Date, as applicable.

“Dividend Rate” means 8.0% per annum; provided, however, that beginning on the date that is six months after the Issue Date, the Dividend Rate shall increase by 0.5% per month up to a maximum of 18% per annum.
“Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person. Unless otherwise specified, “Equity Security” means an Equity Security of the Company.
“Exchange” means the NASDAQ Global Market or the NASDAQ Global Select Market on which the Class A Common stock (or Reference Property, to the extent applicable) is listed, or if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed on the NASDAQ Global Market or the NASDAQ Global Select Market, The New York Stock Exchange or other principal national securities exchange on which the Class A Common Stock (or Reference Property, to the extent applicable) is listed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Parties” means (x) the Catterton Investor, the PSP Investor and their respective Affiliates and (y) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Person referred to in clause (x) of this definition is a member.
“Ex-Date” means the first date on which the Class A Common Stock trades on the applicable Exchange or in the applicable market, regular way, without the right to receive the issuance, dividend, or distribution in question from the Company or, if applicable, from the seller of the Class A Common Stock on such Exchange or market (in the form of due bills or otherwise) as determined by such Exchange or market.
“Governmental Entity” shall mean any United States or non-United States federal, state, or local government, or any agency, bureau, board, commission, department, tribunal, or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
“hereof,” “herein,” and “hereunder” and words of similar import refer to this Certificate of Designations as a whole and not merely to any particular clause, provision, section, or subsection.
“Holders” means the holders of outstanding Preferred Shares as they appear in the records of the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Issue Date” means the date on which the Series A Preferred Stock is first issued by the Company.
“Majority Holders” means Holders owning of record more than 50% of the voting power of the issued and outstanding Preferred Shares.
“Mandatory Conversion Condition” shall be satisfied on the first date on which the Company has completed one or more Qualified Equity Offerings that, when aggregated together and added to the aggregate Purchase Price paid for all Preferred Shares issued on the Issue Date, result in aggregate gross proceeds to the Company of at least $50 million; provided, that the Mandatory Conversion Condition shall be deemed satisfied if such condition is waived by the Holders of all outstanding Preferred Shares.
“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Class A Common Stock (or Reference Property, to the extent applicable) or in any options, contracts, or future contracts relating to the Class A Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.
“Market Value” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal Exchange on which shares of the Class A Common Stock are then listed. If the Class A Common Stock is not so listed or traded, the Market Value will be an amount reasonably determined by the Board in good faith to be the fair value of the Class A Common Stock.
“Option Securities” means options, warrants or other rights to purchase or acquire Common Stock or Convertible Securities, including subscription rights, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.
“Parity Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank on parity with the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.
“Permitted Transfer” means any transfer of Preferred Shares by a Holder (i) to the Catterton Investor or one of its Affiliates or (ii) to the Company or its Subsidiaries.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, or any Governmental Entity, any agency or political subdivisions thereof, or other “Person” as contemplated by Section 13(d) of the Exchange Act.
“Preferred Shares” means the shares of Series A Preferred Stock.
“PSP Investor” means Argentia Private Investments Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, and its Affiliates.
“Purchase Price” means $1,000 per Preferred Share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.
“Qualified Equity Offerings” means one or more primary offerings of shares of the Company’s Capital Stock, or rights to purchase shares of the Company’s Capital Stock, closing on or before the six-month anniversary of the Issue Date, including, for the avoidance of doubt, one or more rights offerings made to the Company’s stockholders for the purchase of Capital Stock of the Company.
“Redemption Conditions” means, with respect to a redemption, purchase or other acquisition for value, that: (i) the Board has determined in good faith that, immediately after such redemption, purchase or acquisition, (a) the fair value and present fair saleable value of the Company’s assets will exceed its liabilities, (b) the Company can and will be able to pay its debts as they become due, (c) the Company’s capital and assets will not be unreasonably small for the business in which the Company is engaged, (d) the Company will be able to continue as a going concern and not be rendered insolvent and (e) the Company shall be in compliance with the covenants under its indebtedness for borrowed money after such redemption, purchase or other acquisition, and (ii) any lenders or creditors for the Company’s indebtedness for borrowed money who are entitled to consent to such redemption, purchase or other acquisition for value have provided such consent.
“Redemption Price” means an amount in cash equal to the sum, without duplication, of the Accrued Liquidation Preference and accrued and unpaid Preferred Dividends through the Redemption Date.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and among the Company and Catterton-Noodles, LLC, dated February 8, 2017, as amended from time to time.
“Senior Securities” means any class or series of Preferred Stock or any other Capital Stock of the Company hereafter issued in compliance with the terms hereof and the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to the payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the Company, or otherwise.

“Rights Offering Dividend” means a dividend of subscription rights exercisable for a period not longer than sixty (60) days declared in connection with a Qualified Equity Offering.
“Specified Rights Offering Dividend” means a Rights Offering Dividend with respect to which the issuance of subscription rights to the Holders in the form of a Participating Dividend would cause the Rights Offering Dividend to require stockholder approval pursuant to the rules of the Exchange.
“Subsidiary” of any Person shall mean any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Class A Common Stock.
“Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity and, in the case of the Company, assuming all shares of Class B Common Stock have been converted into Class A Common Stock). Unless otherwise specified, “Total Current Voting Power” means Total Current Voting Power of the Company.
“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed, admitted for trading or quoted on an Exchange, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant Exchange or trading system.
“Transfer” means, with respect to any security, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such security or any interest therein, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an Equity Security in any stockholder of the Company, or direct or indirect parent thereof, shall constitute a “Transfer” of securities of the Company.
“Warrants” has the meaning ascribed thereto in the Securities Purchase Agreement.

Section 7.2    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Board	Preamble
Certificate of Incorporation	Recitals
Common Dividend	2.2
Company	Preamble
Conversion Amount	5.3(a)(i)
Conversion Date	5.1(c)
DGCL	Preamble
Dividend Commencement Date	2.1(a)
Junior Securities	1.2(a)
Participating Dividend	2.2
Participating Liquidation Preference	3.1
Preferred Dividend	2.1(a)
Preferred Stock	Recitals
Redemption Date	6.2
Redemption Demand	6.1(a)
Redemption Notice	6.2
Reference Property	5.5(e)
Reference Transaction	5.5(e)
Series A Preferred Stock	1.1
Special Dividend	2.1(c)
Trigger Event	5.5(b)
ARTICLE VIII.     MISCELLANEOUS.
Section 8.1    Transfer Restrictions. No Holder may Transfer any Preferred Shares except pursuant to a Permitted Transfer or as approved by the Board, subject to its exercise of reasonable discretion.
Section 8.2    Share Certificates. If any certificates representing Preferred Shares shall be mutilated, lost, stolen, or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen, or destroyed certificate, a new Preferred Share certificate of like tenor and representing an equivalent number of Preferred Shares, but only upon receipt of evidence of such loss, theft, or destruction of such certificate and indemnity by the holder thereof, if requested, reasonably satisfactory to the Company.
Section 8.3    Status of Cancelled Shares. Preferred Shares which have been converted, redeemed, repurchased, or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred

Stock, without designation as to series, until such shares are once more designated by the Board as part of a particular series of Preferred Stock of the Company.
Section 8.4    Severability. If any right, preference, or limitation of the Series A Preferred Stock set forth in this Certificate of Designations is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this Certificate of Designations which can be given effect without the invalid, unlawful, or unenforceable right, preference, or limitation shall, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth shall be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.
Section 8.5    Headings; Interpretation. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. When this Certificate of Designations refers to a specific agreement (including, for the avoidance of doubt, the Securities Purchase Agreement) or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise expressly provided herein, a reference to any specific agreement (including, for the avoidance of doubt, the Securities Purchase Agreement) or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.
Section 8.6    Notices. All notices or communications in respect of Preferred Stock shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile. Notwithstanding the foregoing, if Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the beneficial holders of Preferred Stock in any manner permitted by such facility.
Section 8.7    Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.
Section 8.8    Waiver. The terms of this Certificate of Designations may be waived upon the written consent of the Majority Holders and the Board.
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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of February 9, 2017.

NOODLES & COMPANY,
A Delaware corporation

By: /s/ PAUL STRASEN
Name: Paul Strasen
Title: Executive Vice President, General Counsel & Secretary

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]